Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 17, 2023, with respect to the consolidated financial statements of WestRock Company, and the effectiveness of internal control over financial reporting of WestRock Company, included in the Registration Statement (Form S-4) and related Prospectus of Smurfit Westrock plc for the registration of aggregate $3,600,000,000 Senior Notes.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 3, 2025